Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000  www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER OF 2011

Record Revenues of $71.7 Million in FQ1 as NEI Exceeds Guidance and Delivers Fifth Consecutive Profitable Quarter

CANTON, Mass., January 27, 2011 -- NEI (Nasdaq: NEI), a leading provider of server-based application platforms, appliances, and lifecycle support services for software developers and OEMs worldwide, today reported financial results for its first fiscal quarter, the period ended December 31, 2010.

First Quarter Financial Performance

•                  Net revenues were a record $71.7 million, an increase of 63% compared to $44.1 million for the first fiscal quarter last year. The results exceeded the guidance of $59 to $64 million.

•                  Gross profit margin was 10.5 percent of net revenues, at the top end of the guidance of 10.0 to 10.5 percent and compared to 13.7 percent for the first fiscal quarter of the prior year.

•                  Operating expenses were $5.9 million, including $191,000 of stock-based compensation expense and $333,000 of amortization expense, and within the guidance range of $5.8 million to $6.4 million. Operating expenses compared to $5.9 million in the year-ago first quarter, which included $274,000 of stock-based compensation expense and $389,000 of amortization expense.

•                  Net income on a GAAP basis was $1.4 million, or $0.03 per share, which included $228,000 of stock-based compensation expense and $333,000 of amortization expense. The results were better than guidance of $100,000 to $700,000 and compared to net income of $198,000, or $0.00 per share, which included $312,000 of stock-based compensation expense and $389,000 of amortization expense in the same period a year ago.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $1.9 million, or $0.04 per share, better than the expected range of non-GAAP profit of $600,000 to $1.2 million. The non-GAAP net income compared to non-GAAP net income of $899,000, or $0.02 per share in the first fiscal quarter of 2010.

•                  EMC comprised 59 percent of total revenues during the quarter compared to 58 percent in the fourth fiscal quarter of 2010 and 40 percent in the year-ago quarter. Tektronix comprised 12 percent of net revenues during the quarter, compared to 16 percent of net revenues during the fourth fiscal quarter of 2010 and 21 percent in the year-ago quarter.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “Our results exceeded expectations, and we are pleased to be reporting our highest-ever quarterly revenue performance. The revenue growth was due to strength across our verticals and customer base, in which we experienced stronger volume with increases from several customers primarily due to end-of-year seasonality. The improved bottom line results reflect our ability to leverage our operating infrastructure, while controlling expenses, as we increased revenues.”

“Our focus on winning large, run-rate business has led us to targeting multinational corporations and, as such, we have opened a state-of-the-art integration and support facility in Galway, Ireland,” Mr.

Shortell continued. “This facility will better enable us to address the increasing international requirements of our customers, as well as help us to eliminate the time and expenses associated with trans-Atlantic shipments. More importantly, it will provide us with an operation that brings integration, service and support directly into the European market. We are optimistic about our sales pipeline and remain confident in our ability to target and win large run-rate opportunities.”

Balance Sheet

NEI finished the quarter with $16.4 million in cash and cash equivalents and $51.9 million in working capital. Accounts receivable and inventory levels increased to $43.0 million and $25.8 million compared to $34.4 million and $23.2 million as of September 30, 2010, primarily due to the higher revenues. NEI also has a $10 million bank credit facility that it has yet to utilize.

Business Outlook

NEI currently anticipates the following results for its fiscal second quarter ending March 31, 2011, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $60 million to $65 million.

•                  Gross profit margin in the range of 10.0 percent to 10.5 percent of net revenues.

•                  Operating expenses between $5.8 million and $6.4 million, including an estimated $185,000 of stock-based compensation expense and amortization expense of $332,000.

•                  Net income on a GAAP basis in the range of $200,000 to $800,000.

•                  Net income on a non-GAAP basis in the range of $700,000 to $1.3 million.

“We continue to base our guidance on forecasts from our customers,” stated Doug Bryant, Chief Financial Officer. “These forecasts reflect the seasonal order patterns for some of our accounts, which are typically lower in the March quarter compared to the December quarter. We remain focused primarily on large, run-rate design wins, allowing us to better leverage our existing operating infrastructure and improve our profitability, as we have done in the last several quarters.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10 a.m. (ET) to discuss the Company’s operating performance. Management also anticipates providing the financial outlook for its quarter ending March 31, 2011. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “364906” from three hours after the end of the call until 12 p.m. (ET) on February 3, 2011. The archived webcast will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms, appliances and lifecycle support services for software developers and OEMs worldwide. Through its comprehensive suite of services that include solution design, integration control, support and other value-added service capabilities, NEI enables customers to more effectively deploy, manage, service and support their solutions. Founded in 1997, NEI is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NEI. For more information about NEI’s products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization expense, net income, profitability and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2010 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

    Contact:

      Hayden IR

      Peter Seltzberg

      646-415-8972

      peter@haydenir.com

      ir@nei.com

Tables to follow

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NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009

Net revenues	$71,706	$44,053
Cost of revenues	64,184	37,998

Gross profit	7,522	6,055

Operating expenses:
Research and development	1,567	1,683
Selling and marketing	1,910	1,758
General and administrative	2,130	2,021
Amortization of intangible asset	333	389

Total operating expenses	5,940	5,851

Income from operations	1,582	204
Interest and other income (expense), net	(56)	18

Income before income taxes	$1,526	$222
Provision for income taxes	174	24

Net income	$1,352	$198

Net income per share - basic	$0.03	$0.00
Net income per share - diluted	$0.03	$0.00

Shares used in computing basic net income per share	42,859	42,027
Shares used in computing diluted net income per share	43,867	42,833

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended
	December 31,	December 31,
	2010	2009

Cost of revenues	$37	$38
Research and development	33	46
Selling and marketing	72	77
General and administrative	86	151

	$228	$312

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009

GAAP net income	$1,352	$198
Amortization of intangible asset	333	389
Stock-based compensation	228	312

Non-GAAP net income	$1,913	$899

GAAP basic net income per share	$0.03	$0.00
Amortization of intangible asset	0.01	0.01
Stock-based compensation	—	0.01

Non-GAAP basic net income per share	$0.04	$0.02

GAAP diluted net income per share	$0.03	$0.00
Amortization of intangible asset	0.01	0.01
Stock-based compensation	—	0.01

Non-GAAP diluted net income per share	$0.04	$0.02

Shares used in computing GAAP and non-GAAP basic net income per share	42,859	42,027

Shares used in computing GAAP and non-GAAP diluted net income per share	43,867	42,833

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,
	2010	2010
ASSETS

Current assets:

Cash and cash equivalents	$16,409	$15,323
Accounts receivable, net	43,028	34,377
Taxes receivable	—	125
Inventories	25,759	23,161
Prepaid expenses and other current assets	2,714	2,746

Total current assets	87,910	75,732

Property and equipment, net	1,627	1,570
Intangible asset	6,241	6,574
Other assets	226	235

Total assets	$96,004	$84,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$26,865	$16,447
Accrued liabilities	4,462	4,413
Deferred revenue	4,677	5,101

Total current liabilities	36,004	25,961

Deferred revenue	3,261	2,998

Total liabilities	39,265	28,959

Stockholders’ equity:
Common stock	480	480
Treasury stock	(5,019)	(5,019)
Additional paid-in capital	199,167	198,932
Accumulated deficit	(137,889)	(139,241)

Total stockholders’ equity	56,739	55,152

Total liabilities and stockholders’ equity	$96,004	$84,111

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009

Cash flows from operating activities:
Net income	$1,352	$198
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	552	617
Stock-based compensation	228	312
Changes in operating assets and liabilities	(773)	(4,395)

Net cash provided by (used in) operating activities	1,359	(3,268)

Net cash (used in) provided by investing activities	(277)	3,506
Net cash provided by (used in) financing activities	4	(176)

Net increase in cash and cash equivalents	1,086	62
Cash and cash equivalents, beginning of period	15,323	21,039
Cash and cash equivalents, end of period	$16,409	$21,101